                                   TRUST AGREEMENT

                                       BETWEEN


--------------------------------------------------------------------------------

                               20TH CENTURY INDUSTRIES

                                         AND

                          FIDELITY MANAGEMENT TRUST COMPANY

--------------------------------------------------------------------------------
                  2OTH CENTURY INDUSTRIES SAVINGS AND SECURITY PLAN

                                        TRUST







                             DATED AS OF JANUARY 2, 1997













                                      Exhibit 4.1

                                  TABLE OF CONTENTS

Section                                                                 Page
-------                                                                 ----

 1   TRUST . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

 2   EXCLUSIVE BENEFIT AND REVERSION OF SPONSOR CONTRIBUTIONS. . . .     2

 3   DISBURSEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .     2
     (a) Administrator Directed Disbursements
     (b) Participant Withdrawal Requests
     (c) Limitations

 4   INVESTMENT OF TRUST . . . . . . . . . . . . . . . . . . . . . .     3
     (a) Selection of Investment Options
     (b) Available Investment Options
     (c) Participant Direction
     (d) Fidelity Mutual Funds
     (e) Non-Fidelity Mutual Funds
     (f) Sponsor Stock
     (g) Notes
     (h) Guaranteed Investment Contracts
     (i) Reliance of Trustee on Directions
     (j) Trustee Powers

 5   RECORDKEEPING AND ADMINISTRATIVE SERVICES TO BE PERFORMED . . .    14
     (a) General
     (b) Accounts
     (c) Inspection and Audit
     (d) Effect of Plan Amendment
     (e) Returns, Reports and Information

 6   COMPENSATION AND EXPENSES . . . . . . . . . . . . . . . . . . .    16

 7   DIRECTIONS AND INDEMNIFICATION. . . . . . . . . . . . . . . . .    16
     (a) Identity of Administrator and Named Fiduciary
     (b) Directions from Administrator
     (c) Directions from Named Fiduciary
     (d) Co0-Fiduciary Liability
     (e) Indemnification
     (f) Survival

 8   RESIGNATION OR REMOVAL OF TRUSTEE . . . . . . . . . . . . . . .    17
     (a) Resignation
     (b) Removal

                                  TABLE OF CONTENTS
                                     (CONTINUED)

Section                                                                Page
-------                                                                ----

 9   SUCCESSOR TRUSTEE . . . . . . . . . . . . . . . . . . . . . . .    17
     (a) Appointment
     (b) Acceptance
     (c) Corporate Action

10   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .    18

11   RESIGNATION, REMOVAL, AND TERMINATION NOTICES . . . . . . . . .    18

12   DURATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

13   AMENDMENT OR MODIFICATION . . . . . . . . . . . . . . . . . . .    18

14   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     (a) Performance by Trustee, its Agents or Affiliates
     (b) Entire Agreement
     (c) Waiver
     (d) Successors and Assigns
     (e) Partial Invalidity
     (f) Section Headings

15   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . .    19
     (a) Massachusetts Law Controls
     (b) Trust Agreement Controls

SCHEDULES

   A.   Administrative Services
   B.   Fee Schedule
   C.   Investment Options
   D.   Administrator's Authorization Letter
   E.   Named Fiduciary's Authorization Letter
   F.   IRS Determination Letter or Opinion of Counsel
   G.   Existing GICs
   H.   Telephone Exchange Guidelines
   I.   Operating Procedures for Non-Fidelity Mutual Funds
   J.   Operating Procedures for the Pacific Mutual Fixed Fund

     TRUST AGREEMENT, dated as of the second day of January, 1997, between 20TH CENTURY INDUSTRIES, a California corporation, having an office at 6301 Owensmouth Avenue, Woodland Hills, California 91367 (the "SPONSOR"), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "TRUSTEE").

                                     WITNESSETH:

     WHEREAS, the Sponsor is the sponsor of the 20th Century Industries Savings and Security Plan (the "PLAN"); and

     WHEREAS, the Sponsor wishes to establish a trust to hold and invest plan assets under the Plan for the exclusive benefit of participants in the Plan and their beneficiaries; and

     WHEREAS, the Committee (the "NAMED FIDUCIARY") is the named fiduciary of the Plan (within the meaning of section 402(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); and

     WHEREAS, the Trustee is willing to hold and invest the aforesaid plan assets in trust among several investment options selected by the Named Fiduciary; and

     WHEREAS, the Sponsor wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Plan; and

     WHEREAS, the Committee (the "ADMINISTRATOR") is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA); and

     WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are purely ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

SECTION 1. TRUST. The Sponsor hereby establishes the 20th Century Industries Savings and Security Plan Trust (the "TRUST"), with the Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money and Sponsor Stock (hereinafter defined) as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.

SECTION 2. EXCLUSIVE BENEFIT AND REVERSION OF SPONSOR CONTRIBUTIONS. Except as provided under applicable law, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the participants in the Plan or their beneficiaries prior to the satisfaction of all liabilities with respect to the participants and their beneficiaries.

SECTION 3.  DISBURSEMENTS.

        (a) ADMINISTRATOR DIRECTED DISBURSEMENTS. THE TRUSTEE SHALL MAKE DISBURSEMENTS IN THE AMOUNTS AND IN THE MANNER THAT THE ADMINISTRATOR DIRECTS FROM TIME TO TIME IN WRITING. THE TRUSTEE SHALL HAVE NO RESPONSIBILITY TO ASCERTAIN SUCH DIRECTION'S COMPLIANCE WITH THE TERMS OF THE PLAN OR OF ANY APPLICABLE LAW OR THE DIRECTION'S EFFECT FOR TAX PURPOSES OR OTHERWISE; NOR SHALL THE TRUSTEE HAVE ANY RESPONSIBILITY TO SEE TO THE APPLICATION OF ANY DISBURSEMENT.

        (b) PARTICIPANT WITHDRAWAL REQUESTS. THE SPONSOR HEREBY DIRECTS THAT, PURSUANT TO THE PLAN, A PARTICIPANT WITHDRAWAL REQUEST (IN-SERVICE OR FULL WITHDRAWAL) MAY BE MADE BY THE PARTICIPANT BY TELEPHONE, AND THE TRUSTEE SHALL PROCESS SUCH REQUEST ONLY AFTER THE IDENTITY OF THE PARTICIPANT IS VERIFIED BY USE OF A PERSONAL IDENTIFICATION NUMBER ("PIN") AND SOCIAL SECURITY NUMBER. THE TRUSTEE SHALL PROCESS SUCH WITHDRAWAL IN ACCORDANCE WITH WRITTEN GUIDELINES PROVIDED BY THE SPONSOR AND DOCUMENTED IN THE PLAN ADMINISTRATIVE MANUAL.

        (c) LIMITATIONS. THE TRUSTEE SHALL NOT BE REQUIRED TO MAKE ANY DISBURSEMENT IN EXCESS OF THE NET REALIZABLE VALUE OF THE ASSETS OF THE TRUST AT THE TIME OF THE DISBURSEMENT. THE TRUSTEE SHALL BE REQUIRED TO MAKE ALL DISBURSEMENTS IN CASH IN ACCORDANCE WITH THE HIERARCHY OF INVESTMENTS TO BE CONVERTED TO CASH AS DETAILED IN THE PLAN ADMINISTRATIVE MANUAL UNLESS THE ADMINISTRATOR HAS PROVIDED WRITTEN DIRECTIONS TO THE CONTRARY.

SECTION 4.  INVESTMENT OF TRUST.

            (a) SELECTION OF INVESTMENT OPTIONS. The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

            (b) AVAILABLE INVESTMENT OPTIONS. The Named Fiduciary shall direct the Trustee as to what investment options: (i) the Trust shall be invested in during the period beginning on the date of the initial transfer of assets to the Trust and ending on the date of the completion of the reconciliation of participant records ("participant recordkeeping reconciliation period"), and
(ii) the investment options in which Plan participants may invest, subject to the following limitations. The Named Fiduciary may determine to offer as investment options only (i) securities issued by the investment companies advised by Fidelity Management & Research Company ("FIDELITY MUTUAL FUNDS"),
(ii) SECURITIES ISSUED BY INVESTMENT COMPANIES OTHER THAN FIDELITY MANAGEMENT & RESEARCH COMPANY ("NON-FIDELITY MUTUAL FUNDS"), (III) equity securities issued by the Sponsor or an affiliate which are publicly-traded and which are "qualifying employer securities" within the meaning of section 407(d)(5) of ERISA ("SPONSOR STOCK"), (iv) notes evidencing loans to Plan participants in accordance with the terms of the Plan, (v) guaranteed investment contracts heretofore entered into by the Sponsor or predecessor trustee and specifically identified on Schedule "G" attached hereto ("EXISTING GICS"), and (vi) collective investment funds maintained by the Trustee for qualified plans; provided, however, that the Named Fiduciary hereby directs the Trustee to continue to hold such Existing GICs until the Named Fiduciary directs otherwise, it being expressly understood that such direction is given in accordance with
Section 403(a) of ERISA; and provided, further, that the Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets that are invested in guaranteed investment contracts chosen by the Trustee or in collective investment funds maintained by the Trustee for qualified plans. The investment options initially selected by the Named Fiduciary are identified on Schedules "A" and "C" attached hereto. The Named Fiduciary may add additional investment options with the consent of the Trustee and upon mutual amendment of this Trust Agreement and the Schedules thereto to reflect such additions.

            (c) PARTICIPANT DIRECTION. Each Plan participant shall direct the Trustee in which investment option(s) to invest the assets in the participant's individual accounts. Such directions may be made by Plan participants by use of the telephone exchange system maintained for such purposes by the Trustee or its agent, in accordance with written Telephone Exchange Guidelines attached hereto as Schedule "H". In the event that the Trustee fails to receive a proper direction, the assets shall be invested in the investment option set forth for such purpose on Schedule "C", until the Trustee receives a proper direction.

            (d) FIDELITY MUTUAL FUNDS. The Sponsor hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Fidelity
Mutual Fund selected by the Named Fiduciary as a Plan investment option or short-term investment fund. Trust investments in Fidelity Mutual Funds shall be subject to the following limitations:

                 (i) EXECUTION OF PURCHASES AND SALES. Purchases and sales of Fidelity Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or in the case of a purchase, the subsequent date on which the Trustee has received a wire transfer of funds necessary to make such purchase). Exchanges of Fidelity Mutual Funds shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "H".

                 (ii) VOTING. At the time of mailing of notice of each annual or special stockholders' meeting of any Fidelity Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Plan participant who has shares of the Fidelity Mutual Fund credited to the participant's accounts, together with a voting direction form for return to the Trustee or its designee. The Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the Fidelity Mutual Fund shares held in any short-term investment fund or liquidity reserve. The participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the participant. The Trustee shall not vote shares for which it has received no directions from the participant. During the participant recordkeeping reconciliation period, the Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Fidelity Mutual Funds in the Trust including Fidelity Mutual Fund shares held in any short-term investment fund for liquidity reserve. With respect to all rights other than the right to vote, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no further duty to solicit directions from participants or the Sponsor.

            (e) NON-FIDELITY MUTUAL FUNDS. All transactions involving Non-Fidelity Mutual Funds shall be done in accordance with the Operating Procedures attached hereto as Schedule "I". The Sponsor hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Non-Fidelity Mutual Fund selected by the Named Fiduciary as a Plan investment option or short-term investment fund. Trust investments in Non-Fidelity Mutual Funds shall be subject to the following limitations:

                 (i) EXECUTION OF PURCHASES AND SALES. Purchases and sales of Non-Fidelity Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or in the case of a purchase, the subsequent date on which the Trustee has received a wire transfer of funds necessary to make such purchase). Exchanges of Non-Fidelity Mutual Funds shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "H".

                 (ii) VOTING. At the time of mailing of notice of each annual or special stockholders' meeting of any Non-Fidelity Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Plan participant who has shares of the Non-Fidelity Mutual Fund credited to the participant's accounts, together with a voting direction form for return to the Trustee or its designee. The Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the Non-Fidelity Mutual Fund shares held in any short-term investment fund or liquidity reserve. The participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the participant. The Trustee shall not vote shares for which it has received no directions from the participant. During the participant recordkeeping reconciliation period, the Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Non-Fidelity Mutual Funds in the Trust. With respect to all rights other than the right to vote, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no further duty to solicit directions from participants or the Sponsor.

            (f) SPONSOR STOCK. Trust investments in Sponsor Stock shall be made via the 20th Century Company Stock Fund (the "Stock Fund") which shall consist of shares of Sponsor Stock and short-term liquid investments, including Fidelity Institutional Cash Portfolios: Money Market Portfolio:
Class A or such other Mutual Fund or commingled money market pool as agreed to by the Sponsor and Trustee, necessary to satisfy the Fund's cash needs for transfers and payments. A cash target range shall be maintained in the Stock Fund. Such target range may be changed as agreed to in writing by the Sponsor and the Trustee. The Trustee is responsible for ensuring that the actual cash held in the Stock Fund falls within the agreed upon range over time. Each participant's proportional interest in the Stock Fund shall be measured in units of participation, rather than shares of Sponsor Stock.
Such units shall represent a proportionate interest in all of the assets of the Stock Fund, which includes shares of Sponsor Stock, short-term investments and at times, receivables for dividends and/or Sponsor Stock sold and payables for Sponsor Stock purchased. A Net Asset Value ("NAV") per unit will be determined daily for each unit outstanding of the Stock Fund. The return earned by the Stock Fund will represent a combination of the dividends paid on the shares of Sponsor Stock held by the Stock Fund, gains or losses realized on sales of Sponsor Stock, appreciation or depreciation in the market price of those shares owned, and interest on the short-term investments held by the Stock Fund. Dividends received by the Stock Fund are reinvested in additional shares of Sponsor Stock. Investments in Sponsor Stock shall be subject to the following limitations:

                 (i) ACQUISITION LIMIT. Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions under Section 4(c) of this Agreement.

                 (ii) FIDUCIARY DUTY OF NAMED FIDUCIARY. The Named Fiduciary shall continually monitor the suitability under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA) of acquiring and holding Sponsor Stock. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of the Plan or this Agreement.

                 (iii) EXECUTION OF PURCHASES AND SALES. (A) Purchases and sales of Sponsor Stock (other than for exchanges) shall be made on the open market on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or, in the case of purchases, the subsequent date on which the Trustee has received a wire transfer of the funds necessary to make such purchases). Exchanges of Sponsor Stock shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "H". Such general rules shall not apply in the following circumstances:

                           (1)  If the Trustee is unable to purchase or sell
the total number of shares required to be purchased or sold on such day as a result of market conditions; or

                           (2)  If the Trustee is prohibited by the Securities
and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

            In the event of the occurrence of the circumstances described in (1) or (2) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow directions from the Named Fiduciary to deviate from the above purchase and sale procedures provided that such direction is made in writing by the Named Fiduciary.

                      (B) PURCHASES AND SALES FROM OR TO SPONSOR. If directed by the Sponsor in writing prior to the trading date, the Trustee may purchase or sell Sponsor Stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of section 3(18) of ERISA) and no commission is charged. If Sponsor contributions or contributions made by the Sponsor on behalf of the participants under the Plan are to be invested in Sponsor Stock, the Sponsor may transfer Sponsor Stock in lieu of cash to the Trust. In either case, the number of shares to be transferred will be determined by dividing the total amount of Sponsor Stock to be purchased or sold by the 4:00 p.m. closing price of the Sponsor Stock on the New York
Stock Exchange on the trading date.

                      (C) USE OF AN AFFILIATED BROKER. The Sponsor hereby directs the Trustee to use Fidelity Brokerage Services, Inc. ("FBSI") to provide brokerage services in connection with any purchase or sale of Sponsor Stock in accordance with directions from Plan participants. FBSI shall execute such directions directly or through its affiliate, National Financial Services Company ("NFSC"). The provision of brokerage services shall be subject to the following:

                           (1)  As consideration for such brokerage services,
the Sponsor agrees that FBSI shall be entitled to remuneration under this authorization provision in the amount of three and one-half cents ($.035) commission on each share of Sponsor Stock. Any change in such remuneration may be made only by a signed agreement between Sponsor and Trustee.

                           (2)  Following the procedures set forth in Department
of Labor Prohibited Transaction Class Exemption 86-128, the Trustee will provide the Sponsor with the following documents: (1) a description of FBSI's brokerage placement practices; (2) a copy of PTCE 86-128; and (3) a form by which the Sponsor may terminate this authorization to use a broker affiliated with the Trustee. The Trustee will provide the Sponsor with this termination form annually, as well as quarterly and annual reports which summarize all securities transaction-related charges incurred by the Plan, and the Plan's annualized turnover rate.

                           (3)  Any successor organization of FBSI, through
reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

                           (4)  The Trustee and FBSI shall continue to rely on
this authorization provision until notified to the contrary. The Sponsor reserves the right to terminate this authorization upon written notice to FBSI (or its successor) and the Trustee, in accordance with Section 11 of this Agreement.

                 (iv) SECURITIES LAW REPORTS. The Named Fiduciary shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Trustee shall provide to the Named Fiduciary such information on the Trust's ownership of Sponsor Stock as the Named Fiduciary may reasonably request in order to comply with Federal or state securities laws.

                 (v) VOTING AND TENDER OFFERS. Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting and tendering of Sponsor Stock. The Sponsor, after consultation with the Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Sponsor Stock.

                      (A)  VOTING.

                           (1)  When the issuer of the Sponsor Stock prepares
for any annual or special meeting , the Sponsor shall notify the Trustee thirty (30) days in advance of the intended record date and shall cause a copy of all materials to be sent to the Trustee. Based on these materials the Trustee shall prepare a voting instruction form. At the time of mailing of notice of each annual or special stockholders' meeting of the issuer of the Sponsor Stock, the Sponsor shall cause a copy of the notice and all proxy solicitation materials to be sent to each Plan participant with an interest in Sponsor Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the proportional interest in the number of full and fractional shares of Sponsor Stock credited to the participant's accounts held in the Stock Fund. The Sponsor shall provide the Trustee with a copy of any materials provided to the participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to participants.

                           (2)  Each participant with an interest in the Stock
Fund shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Sponsor Stock reflecting such participant's proportional interest in the Stock Fund (both vested and unvested). Directions from a participant to the Trustee concerning the voting of Sponsor Stock shall be communicated in writing, or by mailgram or similar means. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person. Upon its receipt of the directions, the Trustee shall vote the shares of Sponsor Stock reflecting the participant's proportional interest in the Stock Fund as directed by the participant. The Trustee shall vote shares of Sponsor Stock reflecting the participant's proportional interest in the Stock Fund for which it has received no direction from the participant in the same proportion on each issue as it votes those shares reflecting a participants' proportional interest in the Stock fund for which it received voting directions from participants.

                      (B)  TENDER OFFERS.

                           (1)  Upon commencement of a tender offer for any
securities held in the Trust that are Sponsor Stock, the Sponsor shall notify each Plan participant with an interest in such Sponsor Stock of the tender offer and utilize its best efforts to timely distribute or cause to be distributed to the participant the same information that is distributed to shareholders of the issuer of Sponsor Stock in connection with the tender offer, and, after consulting with the Trustee, shall provide and pay for a means by which the participant may direct the Trustee whether or not to tender the Sponsor Stock reflecting such participant's proportional interest in the Stock Fund (both vested and unvested). The Sponsor shall provide the Trustee with a copy of any material provided to the participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to participants.

                           (2)  Each participant shall have the right to direct
the Trustee to tender or not to tender some or all of the shares of Sponsor Stock reflecting such participant's proportional interest in the Stock Fund (both vested and unvested). Directions from a participant to the Trustee concerning the tender of Sponsor Stock shall be communicated in writing, or by mailgram or such similar means as is agreed upon by the Trustee and the Sponsor under the preceding paragraph. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services hereunder. The Trustee shall tender or not tender shares of Sponsor Stock as directed by the participant. The Trustee shall not tender shares of Sponsor Stock reflecting a participant's proportional interest in the Stock Fund for which it has received no direction from the participant.

                           (3)  A participant who has directed the Trustee to
tender some or all of the shares of Sponsor Stock reflecting the participant's proportional interest in the Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares reflecting the participant's proportional interest, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. Prior to the withdrawal deadline, if any shares of Sponsor Stock not credited to participants' accounts have been tendered, the Trustee shall redetermine the number of shares of Sponsor Stock that would be tendered under Section 4(f)(v)(B)(3) if the date of the foregoing withdrawal were the date of determination, and withdraw from the tender offer the number of shares of Sponsor Stock not credited to participants' accounts necessary to reduce the amount of tendered Sponsor Stock not credited to participants' accounts to the amount so redetermined. A participant shall not be limited as to the number of directions to tender or withdraw that the participant may give to the Trustee.

                           (4)  A direction by a participant to the Trustee to
tender shares of Sponsor Stock reflecting the participant's proportional interest in the Stock Fund shall not be considered a written election under the Plan by the participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Sponsor Stock tendered from that interest. Pending receipt of directions (through the Administrator) from the participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the Mutual Fund described in Schedule "C".

                 (vi) SHARES CREDITED. For all purposes of this Section, the number of shares of Sponsor Stock deemed "credited" or "reflected" to a participant's proportional interest shall be determined as of the last preceding valuation date. The trade date is the date the transaction is valued.

                 (vii) GENERAL. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock credited to a participant's proportional interest in the Stock Fund, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from participants. With respect to all rights other than the right to vote and the right to tender, in the case of Sponsor Stock not credited to participants' accounts, the Trustee shall follow the directions of the Named Fiduciary.

                 (viii) CONVERSION. All provisions in this Section 4(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.

     (g)  NOTES.

          (i) GENERAL PURPOSE NOTES. The Administrator shall act as the Trustee's agent for participant loan notes and as such shall (a) collect and remit all principal and interest payments to the Trustee and (b) keep the proceeds of such loans separate from the other assets of the Administrator and clearly identify such assets as Plan assets. To originate a participant loan, the Plan participant shall direct the Trustee as to the term and amount of the loan to be made from the participant's individual account. Such directions shall be made by Plan participants by use of the telephone exchange system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the participant's account on the date of the request and any guidelines provided by the Sponsor, the amount available for the loan. Based on the interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the participant of such interest rate, as well as the installment payment amounts. The Trustee shall distribute the loan note with the proceeds check to the participant. The Trustee also shall distribute truth-in-lending disclosure to the participant.
To facilitate recordkeeping, the Trustee may destroy the original of any promissory note made in connection with a loan to a participant under the Plan, provided that the Trustee first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the promissory note and the Plan participant's signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original promissory note.

          (ii)    NOTES FOR THE PURCHASE OF A PRIMARY RESIDENCE.
The Administrator shall act as the Trustee's agent for the purpose of holding all trust investments in participant loan notes and related documentation and as such shall (i) hold physical custody of and keep safe the notes and other loan documents, (ii) collect and remit all principal and interest payments to the Trustee, (iii) keep the proceeds of such loans separate from the other assets of the Administrator and clearly identify such assets as Plan assets, and (iv) cancel and surrender the notes and other loan documentation when a loan has been paid in full. To originate a participant loan, the Plan participant shall direct the Trustee as to the type of loan to be made from the participant's individual account. Such directions shall be made by Plan participants by use of the telephone exchange system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the participant's account, the amount available for the loan. Based on the interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the participant of such interest rate, as well as the installment payment amounts. The Trustee shall forward the loan document to the participant for execution and submission for approval to the Administrator. The Administrator shall have the responsibility for approving the loan and instructing the Trustee to send the loan proceeds to the Administrator or to the participant if so directed by the Administrator. In all cases, such instruction by the Administrator shall be made within thirty (30) days of the participant's initial request (the origination date).

     (h) GUARANTEED INVESTMENT CONTRACTS. Trust investments in guaranteed investment contracts ("GICs") shall be subject to the following limitations:

          (i) PACIFIC MUTUAL FIXED FUND. All transactions involving the Pacific Mutual Fixed Fund shall be done in accordance with the Operating Procedures attached hereto as Schedule "J".

     (i)  RELIANCE OF TRUSTEE ON DIRECTIONS.

          (i) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from any participant's exercise or non-exercise of rights under this Section 4 over the assets in the participant's accounts.

          (ii) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the Named Fiduciary's exercise or non-exercise of rights under this Section 4, unless it was clear on their face that the actions to be taken under the Named Fiduciary's directions were prohibited by the fiduciary duty rules of section 404(a) of ERISA or were contrary to the terms of the Plan or this Agreement.

     (j) TRUSTEE POWERS. The Trustee shall have the following powers and authority:

          (i) Subject to paragraphs (b), (c), (d) and (e) of this Section 4, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

          (ii) Subject to paragraphs (b) and (c) of this Section 4, to invest in guaranteed investment contracts and short term investments (including interest bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee) and in collective investment funds maintained by the Trustee for qualified plans, in which case the provisions of each collective investment fund in which the Trust is invested shall be deemed adopted by the Sponsor and the provisions thereof incorporated as a part of this Trust as long as the fund remains exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended.

          (iii) To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

          (iv) To keep that portion of the Trust in cash or cash balances as the Named Fiduciary or Administrator may, from time to time, deem to be in the best interest of the Trust.

          (v) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

          (vi) To borrow funds from a bank not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion; provided that the cost of such borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity.


          (vii) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

          (viii) To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

          (ix) To do all other acts although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

SECTION 5.  RECORDKEEPING AND ADMINISTRATIVE SERVICES TO BE PERFORMED.

            (a) GENERAL. The Trustee shall perform those recordkeeping and administrative functions described in Schedule "A" attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator's written directions regarding the Plan's provisions, guidelines and interpretations.

            (b) ACCOUNTS. The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date on which the Trustee resigns or is removed as provided in Section 8 of this Agreement or is terminated as provided in Section 10 (the "Reporting Date"). Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. Except as otherwise required under ERISA, upon the expiration of six (6) months from the date of filing such account with the Administrator, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which the Sponsor shall within such six (6) month period file with the Trustee written objections.

     (c) INSPECTION AND AUDIT. All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Trustee's regular business hours prior to the termination of this Agreement, by the Administrator or any person designated by the Administrator. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Administrator, at no expense to the Sponsor, in the format regularly provided to the Administrator, a statement of each participant's accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Administrator or the Plan's new recordkeeper such further records as are reasonable, at the Sponsor's expense.

     (d) EFFECT OF PLAN AMENDMENT. A confirmation of the current qualified status of the Plan is attached hereto as Schedule "F". The Trustee's provision of the recordkeeping and administrative services set forth in this Section 5 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption, with, if requested, an IRS determination letter or an opinion of counsel substantially in the form of Schedule "F" covering such amendment, and on the Administrator providing the Trustee on a timely basis with all the information the

Administrator deems necessary for the Trustee to perform the recordkeeping and administrative services and such other information as the Trustee may reasonably request.

     (e) RETURNS, REPORTS AND INFORMATION. The Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings. The Administrator shall also be responsible for making any disclosures to Participants required by law, except such disclosure as may be required under federal or state truth-in-lending laws with regard to Participant loans, which shall be provided by the Trustee.

SECTION 6. COMPENSATION AND EXPENSES. Within thirty (30) days of receipt of the Trustee's bill, which shall be computed and billed in accordance with Schedule "B" attached hereto and made a part hereof, as amended from time to time, the Sponsor shall send to the Trustee a payment in such amount or the Sponsor may direct the Trustee to deduct such amount from participants' accounts. All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Plan participants' accounts.

SECTION 7.  DIRECTIONS AND INDEMNIFICATION.

            (a) IDENTITY OF ADMINISTRATOR AND NAMED FIDUCIARY. The Trustee shall be fully protected in relying on the fact that the Named Fiduciary and the Administrator under the Plan are the individuals or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

            (b) DIRECTIONS FROM ADMINISTRATOR. Whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator in the form attached hereto as Schedule "D", provided the Trustee reasonably believes the signature of the individual to be genuine. Such direction may also be made via electronic data transfer (EDT) in accordance with procedures agreed to by the Administrator and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Administrator. The Trustee shall have no responsibility to ascertain any direction's (i) accuracy, (ii) compliance with the terms of the Plan or any applicable law, or (iii) effect for tax purposes or otherwise.

            (c) DIRECTIONS FROM NAMED FIDUCIARY. Whenever the Named Fiduciary or Sponsor provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction
(i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Named Fiduciary in the form attached hereto as Schedule "E" and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction's face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of section
404(a) of ERISA or would be contrary to the terms of the Plan or this Agreement.

            (d) CO-FIDUCIARY LIABILITY. In any other case, the Trustee shall not be liable for any loss, or by reason of any breach, arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA.

            (e) INDEMNIFICATION. The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, etc., to the extent related to the Trustee's negligence or bad faith.

            (f) SURVIVAL. The provisions of this Section 7 shall survive the termination of this Agreement.

SECTION 8.  RESIGNATION OR REMOVAL OF TRUSTEE.

            (a)  RESIGNATION.  The Trustee may resign at any time upon sixty
(60) days' notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.

            (b) REMOVAL. The Sponsor may remove the Trustee at any time upon sixty (60) days' notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.

SECTION 9.  SUCCESSOR TRUSTEE.

            (a) APPOINTMENT. If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

            (b) ACCEPTANCE. When the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

            (c) CORPORATE ACTION. Any successor of the Trustee or successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

SECTION 10. TERMINATION. This Agreement may be terminated at any time by the Sponsor upon sixty (60) days' notice in writing to the Trustee. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individual or entity as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

SECTION 11. RESIGNATION, REMOVAL, AND TERMINATION NOTICES. All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Vice President Human Resources, 20th Century Industries, 6301 Owensmouth Avenue, Woodland Hills, CA 91367, and to the Trustee c/o John M. Kimpel, Fidelity Investments, 82 Devonshire Street, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

SECTION 12. DURATION. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

SECTION 13. AMENDMENT OR MODIFICATION. This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. Notwithstanding the foregoing, to reflect increased operating costs the Trustee may once each calendar year amend Schedule "B" without the Sponsor's consent upon seventy-five (75) days written notice to the Sponsor.

SECTION 14.  GENERAL.

            (a) PERFORMANCE BY TRUSTEE, ITS AGENTS OR AFFILIATES. The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates, including Fidelity Investments Institutional Operations Company or its successor, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships.

            (b) ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.


            (c) WAIVER. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

            (d) SUCCESSORS AND ASSIGNS. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

            (e) PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            (f) SECTION HEADINGS. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.


SECTION 15.  GOVERNING LAW.

            (a) MASSACHUSETTS LAW CONTROLS. This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts to the extent they govern the activities of the Trustee and otherwise in accordance with the laws of California, except to the extent those laws are superseded under section 514 of ERISA.

            (b) TRUST AGREEMENT CONTROLS. The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control with respect to the duties of the Trustee otherwise the provisions of the Plan shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      20TH CENTURY INDUSTRIES

Attest:                               By:
          ----------------------          ------------------------------
          Secretary                       Vice President

                                      FIDELITY MANAGEMENT TRUST
                                       COMPANY

Attest:                               By:
          ----------------------          ------------------------------
          Assistant Clerk                 Vice President

                                     SCHEDULE "A"

                               ADMINISTRATIVE SERVICES

ADMINISTRATION

* Establishment and maintenance of participant account and election percentages.

*    Maintenance of the following plan investment options:

          - Fidelity Magellan Fund
          - Fidelity Retirement Government Money Market Portfolio
          - Fidelity Equity Income
          - Fidelity Freedom Funds
          - Fidelity U.S. Equity Index Portfolio
          - Templeton Foreign Fund
          - Pacific Mutual Fixed Fund
          - 20th Century Company Stock Fund
          - Invesco Emerging Growth Fund
          - Founders Balanced Fund
          - Fidelity Contrafund

*    Maintenance of the following money classifications:

          - Before-Tax
          - Supplemental Before-Tax
          - Employer Matching
          - After-Tax
          - Rollover
          - Thrift Plan (allocations of earnings only)

     The Trustee will provide only the recordkeeping and administrative services set forth on this Schedule "A" and as detailed in the Plan Administrative Manual and no others.

A)   Provide Participant Telephone Services

          1.   Fidelity registered representatives are available from  8:30 a.m.
        - 8:00 p.m. ET to provide toll free telephone service for participant inquiries and transactions. Additionally, participants have 24 hour account balance inquiry access utilizing our automated voice response system.

          2. For security purposes, all calls are recorded. In addition, several levels of security are available including the verification of a Personal Identification Number (PIN) and/or any other indicative data resident on the system.

      3. Through our telephone services, Fidelity provides the following services:
     -          Provide mutual fund investment information.
     -          Maintain plan and GIC specific provisions.
     - Process exchanges (transfers) between Fidelity's mutual funds on a daily basis.
     -          Exchanges between Mutual Funds and/or GIC will be performed.
     - Maintain and process changes to participants' contribution allocations for all money sources.
     - Allow participants to change their deferral and after-tax percentages and provide updates via EDT for customer to apply to its payrolls accordingly.
     - Consult with participants in various loan scenarios and generate all documentation.
     - Process all participant loan and withdrawal requests via Fidelity's toll-free telephone service according to plan provisions on a daily basis.
     - In-service withdrawals via telephone due to certain circumstances previously approved by the Sponsor.
     - Hardship withdrawals via telephone as directed and approved by the Sponsor.

B)   PLAN ACCOUNTING

      1. Process payroll contributions according to your payroll frequency via electronic data transfer (EDT) or consolidated magnetic tape. The data format will be provided by Fidelity.

      2. Provide plan and participant level accounting for up to nine (9) money classifications for the Plan.

      3.   Audit and reconcile the plan and participant accounts daily.

      4. Provide daily plan and participant level accounting for up to five (5) Fidelity managed investment funds.

      5. Reconcile and process participant withdrawal requests as approved and directed by the Sponsor. All requests are paid based on the current market values of participants' accounts, not advanced or estimated values. A distribution report will accompany each check.

      6. Track individual participant loans; process loan withdrawals; re-invest loan repayments; and prepare and deliver comprehensive reports to plan sponsor to assist in the administration of participant loans.

      7. Fidelity's Guaranteed Investments Daily Equity System (GUIDE) is an automatic GIC daily portfolio accounting system. GUIDE provides the Sponsor with daily valuation of their plan assets whether individually managed or in our Managed Income Portfolio.

      8. Maintain and process changes to participants' prospective and existing investment mix elections via Fidelity's toll-free telephone service.

C)   PARTICIPANT REPORTING

      1. Mail confirmation to participants of all transactions initiated via Fidelity Telephone Services within three (3) calendar days of the transaction.

      2. Prepare and mail via first class to each plan participant a quarterly detailed participant statement reflecting all activity for the period. Statements will be mailed no later than twenty (20) calendar days after each quarter end.

      3. Mail required 402(f) notification for distribution from the plan. This notice advises participants of tax consequences of their plan distribution.

D)   PLAN REPORTING

          Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than twenty (20) days after the end of each month in the absence of unusual circumstances.

          Prepare, reconcile and deliver a Quarterly Administrative Report presenting both on a participant and a total plan basis all money classes, investment positions and a summary of all activity of the participant and plan as of the last business day of the quarter. The report will be delivered not later than twenty (20) days after the end of each quarter in the absence of unusual circumstances.

E)   GOVERNMENT REPORTING

          Process year-end tax reports for participants - 1099R, as well as financial reporting to assist in the preparation of Form 5500.

F)   COMMUNICATION SERVICES

          Employee communications describing available investment options, including multimedia informational materials and group presentations.

G)   OTHER

     Performance of non-discrimination limitation testing upon request. In order to obtain this service, the client shall be required to provide the information identified in the Fidelity Discrimination Testing Package Guidelines.

     MONITOR AND PROCESS REQUIRED MINIMUM DISTRIBUTION AMOUNTS AS FOLLOWS: THE TRUSTEE WILL NOTIFY THE MRD PARTICIPANT AND, UPON NOTIFICATION FROM THE MRD PARTICIPANT, WILL USE THE MRD PARTICIPANT'S INFORMATION TO PROCESS THEIR DISTRIBUTIONS. IF THE MRD PARTICIPANT DOES NOT RESPOND TO THE TRUSTEE'S NOTIFICATION, THE SPONSOR DIRECTS THE TRUSTEE TO AUTOMATICALLY BEGIN THE REQUIRED DISTRIBUTIONS FOR THE PARTICIPANT.

20TH CENTURY INDUSTRIES                      FIDELITY MANAGEMENT TRUST
                                             COMPANY

By:                                          By:
     -----------------------                      ----------------------------
                        Date                         Vice President       Date

By:
    ------------------------
                        Date


                                     SCHEDULE "B"
                                     FEE SCHEDULE

Annual Participant Fee:                      $34.00 per participant*, billed
                                             and payable quarterly.

Enrollments by Phone:                        $5.00 per non-active employee
                                             residing on Fidelity's participant
                                             recordkeeping system.

Loan Fee:                                    Establishment fee of $35.00 per
                                             loan account; annual fee of $15.00
                                             per loan account.

Minimum Required Distribution:               $25.00 per MRD participant per
                                             year.

In-Service Withdrawals by Phone:             $20.00 per withdrawal.

Remote Access:                               $1,000 per year, plus a monthly
                                             charge for TYMNET usage.
                                             Installation of one remote access
                                             provided free of charge.

Return of Excess Contribution Fee:           $25.00 per participant, one-time
                                             charge per calculation and check
                                             generation.

Non-Fidelity Mutual Fund Fee:                .25% trust administration fee on
                                             all Non-Fidelity Mutual Fund
                                             assets (to be paid by the
                                             Non-Fidelity Mutual Fund vendor).


     Other Fees: separate charges for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions or from errors not caused by Fidelity, or for reports not contemplated in this Agreement. The Administrator may withdraw reasonable administrative fees from the Trust by written direction to the Trustee.

* This fee will be imposed pro rata for each CALENDAR quarter, or any part thereof, that it remains necessary to keep a participant's account(s) as part of the Plan's records, e.g., vested, deferred, forfeiture, top-heavy and terminated participants who must remain on file through calendar year-end for 1099-R reporting purposes.


TRUSTEE FEE

     To the extent that assets are invested in Sponsor Stock, $5,000.00 per year.

NOTE: These fees have been negotiated and accepted based on the following Plan characteristics: current plan assets of $49.8 million, current participation of 1,760 participants and projected net cash flows of $4 million per year. Fees will be subject to revision if these Plan characteristics change significantly by either falling below or exceeding current or projected levels. Fees also have been based on the use of up to nine (9) investment options, and such fees will be subject to revision if additional investment options are added.

20TH CENTURY INDUSTRIES                 FIDELITY MANAGEMENT TRUST
                                        COMPANY

By:                                     By:
     -----------------------                 ----------------------------
                        Date                  Vice President         Date

                                     SCHEDULE "C"

                                  INVESTMENT OPTIONS


     In accordance with Section 4(b), the Named Fiduciary hereby directs the Trustee that participants' individual accounts may be invested in the following investment options:

      - Fidelity Magellan Fund
      - Fidelity Retirement Government Money Market Portfolio
      - Fidelity Equity Income
      - Fidelity Freedom Fund
      - Fidelity U.S. Equity Index Portfolio
      - Templeton Foreign Fund
      - Pacific Mutual Fixed Fund
      - 20th Century Company Stock Fund
      - Invesco Emerging Growth Fund



     The investment option referred to in Section 4(c) and Section 4(f)(v)(B)(5)shall be the Fidelity Retirement Government Money Market Portfolio.


20TH CENTURY INDUSTRIES



By:
     ----------------------
                       Date

By:
     ----------------------
                       Date

                                     SCHEDULE "D"

                             [ADMINISTRATOR'S LETTERHEAD]


Ms. Carolyn Redden
Fidelity Investments Institutional Operations Company
82 Devonshire Street- MM3H
Boston, Massachusetts  02109

                                    [NAME OF PLAN]

          *** NOTE: This schedule should contain names and signatures for ALL individuals who will be providing directions to Fidelity representatives in connection with the Plan.

          Fidelity representatives will be unable to accept directions from any individual whose name does not appear on this schedule.***

Dear Ms. Redden:

     This letter is sent to you in accordance with Section 7(b) of the Trust Agreement, dated as of [date], between [name of Plan Sponsor] and Fidelity Management Trust Company. [I or We] hereby designate [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

     You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

                                   Very truly yours,

                                   [ADMINISTRATOR]


                                   By


[signature of designated individual]
------------------------------------
[name of designated individual]


[signature of designated individual]
------------------------------------
[name of designated individual]


[signature of designated individual]
------------------------------------
[name of designated individual]

                                     SCHEDULE "E"

                            [NAMED FIDUCIARY'S LETTERHEAD]


Ms. Carolyn Redden
Fidelity Investments Institutional Operations Company
82 Devonshire Street - MM3H
Boston, Massachusetts  02109

                                    [NAME OF PLAN]

Dear Ms. Redden:

     This letter is sent to you in accordance with Section 7(c) of the Trust Agreement, dated as of [date], between [name of Plan Sponsor] and Fidelity Management Trust Company. [I or We] hereby designate [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

     You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

                                        Very truly yours,

                                        [NAMED FIDUCIARY]


                                        By


[signature of designated individual]
------------------------------------
[name of designated individual]


[signature of designated individual]
------------------------------------
[name of designated individual]


[signature of designated individual]
------------------------------------
[name of designated individual]

                                     SCHEDULE "F"
                                [LAW FIRM LETTERHEAD]
Carolyn Redden
Fidelity Institutional Retirement
Services Company
82 Devonshire Street - MM3H
Boston, MA  02109
                                    [NAME OF PLAN]
Dear Ms. Redden

     In accordance with your request, this letter sets forth our opinion with respect to the qualified status under section 401(a) of the Internal Revenue Code of 1986 (including amendments made by the Employee Retirement Income Security Act of 1974) (the "Code"), of the [name of plan], as amended to the date of this letter (the "Plan").

     The material facts regarding the Plan as we understand them are as follows. The most recent favorable determination letter as to the Plan's qualified status under section 401(a) of the Code was issued by the [location of Key District] District Director of the Internal Revenue Service and was dated [date] (copy enclosed). The version of the Plan submitted by [name of company] (the "Company") for the District Director's review in connection with this determination letter did not contain amendments made effective as of [date]. These amendments, among other matters, [brief description of amendments]. [Subsequent amendments were made on [date] to amend the provisions dealing with [brief description of amendments].]

     The Company has informed us that it intends to submit the Plan to the [location of Key District] District Director of the Internal Revenue Service and to request from him a favorable determination letter as to the Plan's qualified status under section 401(a) of the Code. The Company may have to make some modifications to the Plan at the request of the Internal Revenue Service in order to obtain this favorable determination letter, but we do not expect any of these modifications to be material. The Company has informed us that it will make these modifications.

     Based on the foregoing statements of the Company and our review of the provisions of the Plan, it is our opinion that the Internal Revenue Service will issue a favorable determination letter as to the qualified status of the Plan, as modified at the request of the Internal Revenue Service, under section 401(a) of the Code, subject to the customary condition that continued qualification of the Plan, as modified, will depend on its effect in operation.

     [Furthermore, in that the assets are in part invested in common stock issued by the Company or an affiliate, it is our opinion that the Plan is an "eligible individual account plan" (as defined under Section 407(d)(3) of ERISA) and that the shares of common stock of the Company held and to be purchased under the Plan are "qualifying employer securities" (as defined under Section 407(d)(5) of ERISA). Finally, it is our opinion that interests in the Plan are not required to be registered under the Securities Act of 1933, as amended, or, if such registration is required, that such interests are effectively registered under said Act.]

                                        Sincerely,
                                        [name of law firm]

                                        By   [signature]
                                             -----------
                                             [name of partner]

                                     SCHEDULE "G"

                                    EXISTING GICS


     In accordance with Section 4(b), the Named Fiduciary hereby directs the Trustee to continue to hold the following Existing GICs until such time as the Named Fiduciary directs otherwise:


          --  Contract Issuer:  Pacific Mutual



20TH CENTURY INDUSTRIES


By:
     ----------------------
                       Date


By:
     ----------------------
                       Date

                                     SCHEDULE "H"

                            TELEPHONE EXCHANGE GUIDELINES


The following telephone exchange procedures are currently employed by Fidelity Institutional Retirement Services Company (FIRSCO).

Telephone exchange hours are 8:30 a.m. (ET) to 8:00 p.m. (ET) on each business day. A "business day" is any day on which the New York Stock Exchange is open.

FIRSCO reserves the right to change these telephone exchange guidelines at its discretion.

                                  INVESTMENT OPTIONS

     EXCHANGES BETWEEN INVESTMENT OPTIONS

     Participants may call on any business day to exchange between the investment options. If the request is received before 4:00 p.m. (ET), it will receive that day's trade date. Calls received after 4:00 p.m. (ET) will be processed on a next day basis.

     EXCHANGE RESTRICTIONS

     Investments in the Stock Fund will consist primarily of shares of Sponsor Stock. However, in order to satisfy daily participant requests for exchanges, loans and withdrawals, the Stock Fund will also hold cash or other short-term liquid investments in an amount that has been agreed to in writing by the Sponsor and the Trustee. The Trustee will be responsible for ensuring that the percentage of these investments falls within the agreed upon range over time. However, if there is insufficient liquidity in the Sponsor Stock Fund to allow for such activity, the Trustee will sell shares of Sponsor Stock in the open market. Exchange and redemption transactions will be processed as soon as proceeds from the sale of Sponsor Stock are received.


20TH CENTURY INDUSTRIES


By:
     -----------------------
                        Date


 By:
     ----------------------
                       Date

                                     SCHEDULE "I"

                 OPERATIONAL GUIDELINES FOR NON-FIDELITY MUTUAL FUNDS

PRICING

By 7:00 p.m. Eastern Time ("ET") each Business Day, the Fund Vendor will input the following information ("Price Information") into the Fidelity Participant Recordkeeping System ("FPRS") via the remote access price screen that Fidelity Investments Institutional Operations Company ("FIIOC"), an affiliate of the Trustee, has provided to the Fund Vendor: (1) the net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, and (3) in the case of an income fund or funds, the daily accrual for interest rate factor ("mil rate"). FIIOC must receive Price Information each Business Day. If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the Fidelity Participant Recordkeeping System ("FPRS") until the relevant Price Information is made available by Fund Vendor.

TRADE ACTIVITY AND WIRE TRANSFERS

By 7:00 a.m. ET each Business Day following Trade Date ("Trade Date PLUS One"), FIIOC will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the 7:00 a.m. ET facsimile transmission represents estimated trade activity, FIIOC shall provide a final facsimile to the Fund Vendor by no later than 10:00 a.m. ET. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

The Fund Vendor shall send via regular mail to FIIOC transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC agrees to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

For purposes of wire transfers, FIIOC shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.

PROSPECTUS DELIVERY

FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports ("Required Materials") to Plan participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Plan participants. FIIOC shall bear the costs of mailing prospectuses to Plan participants.

PROXIES

Participants shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Non-Fidelity Mutual Funds credited to the participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the participant. The Trustee shall not vote shares for which it has received no directions from the participant.
During the participant recordkeeping reconciliation period, the Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Non-Fidelity Mutual Funds in the Trust. With respect to all rights other than the right to vote, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no further duty to solicit directions from participants or the Sponsor.

The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to the Fund Vendor by the third-party vendor.

PARTICIPANT COMMUNICATIONS

The Fund Vendor shall provide internally-prepared fund descriptive information approved by the Funds' legal counsel for use by FIIOC in its written participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with plan participants and in quarterly participant statements. The Sponsor hereby consents to FIIOC's use of such materials and acknowledges that FIIOC is not responsible for the accuracy of such third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

COMPENSATION

FIIOC shall be entitled to fees as set forth in a separate agency agreement with the Fund Vendor.

INDEMNIFICATION

The Fund Vendor shall be responsible for compensating participants and/or FIIOC in the event that losses occur as a result of (1) the Fund Vendor's failure to provide FIIOC with Price Information or (2) providing FIIOC with incorrect Price Information.

                                     SCHEDULE "J"
                               20TH CENTURY INDUSTRIES


                                 OPERATING PROCEDURES

The operating procedures as detailed below are based upon the relationships between Fidelity Institutional Retirement Services Company ("Fidelity") the recordkeeper for the Plan, 20th Century Industries ("Sponsor") the Sponsor of the Plan, and Pacific Mutual Life Insurance Company, for the Pacific Mutual Contract.

Fidelity shall recordkeep the Pacific Mutual Contract together with all other investments in the Plan as a single entity.

PRICING:


- Pacific Mutual Life Insurance Company shall be responsible for daily input ( each day Pacific Mutual is open for business ) by 7:00 p.m.ET each night, the NAV and mil rate for the Pacific Mutual Contract, along with the mil rate change from the previous day ( " Price Information"), into the Fidelity Participant Recordkeeping Services ("FPRS") via the remote access price screen that Fidelity has provided to Pacific Mutual Life Insurance Company. Fidelity shall not review the price entered by Pacific Mutual Life Insurance Company. FPRS allows daily transaction processing into or out of the Pacific Mutual Contract, Fidelity must receive a price each day the New York Stock Exchange ("NYSE") is open for business. ( "Business Day")

- Pacific Mutual Life Insurance Company shall provide Fidelity on an annual basis, a letter which authorizes Fidelity to enter the prior's day's NAV and mil rate for the Pacific Mutual Contract into FPRS on those business days that Pacific Mutual Life Insurance Company is closed and the NYSE is open for business. The holidays shall be defined by Pacific Mutual Life Insurance Company in a letter provided to Fidelity annually. ( In 1997, those days are November 28 and December 26 ). Pacific Mutual Life Insurance Company shall also provide to Fidelity via overnight mail one business day prior to the defined holidays a letter instructing Fidelity to enter the prior days NAV and Mil Rate into FPRS for the Pacific Mutual Contract. In the event Pacific Mutual Life Insurance fails to provide us with a letter authorizing Fidelity to price the Pacific Mutual Contract on the business defined above, Fidelity shall default to the previous business day's price entered by Pacific Mutual Life Insurance, until such time Fidelity is directed by Pacific Mutual Life Insurance to change the price of the Pacific Mutual Contract. Pacific Mutual Life Insurance shall be responsible for compensating Fidelity should this change in price cause a monetary loss to any participant account maintained by Fidelity.


TRADE INSTRUCTIONS:

- By 9:00 a.m. ET each Business Day following Trade Date ( "Trade Date PLUS One" ) Fidelity will provide, via facsimile, to Pacific Mutual Life Insurance Company a final consolidated report of net purchase or net redemption activity that occurred in the Pacific Mutual Contract up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be withdrawn from or deposited into the Fund. Fidelity will transmit this report to the Pacific Mutual Life Insurance Company each business day, regardless of processing activity.
     Any adjustments shall be processed by Pacific Mutual Life Insurance Company at the net asset value for the prior Business Day. Pacific Mutual Life Insurance Company is responsible each business day, by 11:3O a.m. ET, for notifying Fidelity if the consolidated trade report has not been received.
x
- Consolidated trade reports received by Pacific Mutual Life Insurance Company by 9:00 a.m. ET on Trade Date + 1 shall be priced at the prior day's net asset value per unit.
x
- Schedule J1 provides detailed trading procedures, including contingency plans.


MONETARY TRANSFERS:

The monetary transfers between Fidelity and Pacific Mutual Life Insurance Company shall operate as follows:

- Based upon the cash value of the net redemption activity reported each day, Pacific Mutual Life Insurance Company each day that Pacific Mutual is open for business, shall initiate a wire transfer to Fidelity by no later than the close of business at the New York Federal Reserve Bank on trade date plus one. The mailing of participant distribution checks and investments into other investment options will occur upon receipt of the wire from Pacific Mutual Life Insurance Company. Fidelity shall wire Pacific Mutual Life Insurance Company for contribution activity by no later than the close of business at the New York Federal Reserve bank on trade date plus one.
x
-    Wires shall be sent according to wire instructions listed below.
x
- Fidelity and Pacific Mutual Life Insurance Company, each day Pacific Mutual is open for business, shall monitor the receipt of wires on a daily basis. If for any reason a wire is not received on Trade Date + 1, the receiving party is responsible for notifying the sender of this problem by 1:00 p.m. ET on Trade Date + 2. The party that fails to deliver the wire shall be responsible for the amount of such wire, plus associated bank penalties.


RECONCILIATION:

- Pacific Mutual Life Insurance Company, each day that Pacific Mutual is open for business shall fax to Fidelity transaction confirms for all daily activity which reflects the ending balance in the Pacific Mutual Contract. Fidelity shall perform a trade and position reconciliation to FPRS to ensure that the Pacific Mutual Contract assets are in balance. Fidelity shall notify Pacific Mutual Life Insurance Company of any material differences between the participant balances and the Pacific Mutual

     Contract balances maintained by Pacific Mutual Life Insurance Company within 5 Business Days of confirm receipt.
x
- Pacific Mutual Life Insurance Company shall send Fidelity monthly fund statements by the tenth business day after month end. Fidelity shall notify Pacific Mutual Life Insurance Company of any material differences between the participant balances and the Fund balances maintained by Pacific Mutual Life Insurance Company within 5 days receipt.
x
x

INDEMNIFICATION:
     a)
- The parties herein recognize, and agree to adequately perform their respective duties and responsibilities set forth in these procedures. A party or parties which fail(s) to adequately execute its duties and responsibilities hereunder (the "Party-in-Error") hereby agree(s) to indemnify the other party(ies) for damages and expenses incurred due to such failure.


PRICING INDEMNIFICATION:

- Pacific Mutual Life Insurance Company agrees to indemnify and hold harmless Fidelity for any loss incurred by Fidelity due to a pricing error caused by Pacific Mutual Life Insurance Company, also agrees to compensate Fidelity for the cost of any adjustments made to participant accounts due to such an error.

- In the event Pacific Mutual Life Insurance Company fails to provide Price Information annually, as detailed in the Pricing Section, Fidelity on behalf of the affected participants shall be entitled to compensation from Pacific Mutual Life Insurance Company for the amount of any resulting loss to any related Plan investment option. For this purpose, a related Plan investment option is defined as any Plan investment option (including, but not limited to, Fidelity mutual funds, non-Fidelity mutual funds, employer stock, commingled pools, guaranteed investment contracts, and customized separately managed portfolios) impacted by pended transaction activity due to Pacific Mutual Life Insurance Company's failure to provide timely Price Information to Fidelity.

- In the event Pacific Mutual Life Insurance Company provides an incorrect price and such error causes a monetary loss to any participant account maintained by Fidelity, Pacific Mutual Life Insurance Company shall be responsible for compensating the account(s) so that any participant who has incurred such a loss shall be made whole.
x
- In the event that participant accounts gain from an incorrect price, Fidelity shall adjust such accounts upon notification to the Plan Sponsor(s). If participants received distributions during the time period affected by an overstated price, Fidelity shall make a reasonable effort to recover overpayments from such participants upon notification to the Plan Sponsor(s) and provided that Pacific Mutual Life Insurance Company assumes responsibility for all reasonable and demonstrable expenses incurred by Fidelity in attempting to recover the overpayments. If exchange transactions are involved, Fidelity shall sell the excess shares in the affected participant accounts on a current basis and remit the resulting proceeds to Pacific Mutual Life Insurance Company.

- Pacific Mutual Life Insurance Company shall not net the impact of individual participant gains and losses in calculating any compensation due plan participants and/or Fidelity as the result of an incorrect price. Any resultant gains shall be returned to the Pacific Mutual Contract.
x
x

TRADING INDEMNIFICATION:
a)
- Fidelity agrees to indemnify and hold harmless Pacific Mutual Life Insurance Company for any loss incurred by Pacific Mutual Life Insurance Company or a participant and/or beneficiary due to a trading error caused by Fidelity. Fidelity also agrees to compensate Pacific Mutual Life Insurance Company, participant and/or beneficiary for the cost of any adjustments to the Pacific Mutual Contract due to such error.

RECONCILIATION INDEMNIFICATION:

- Pacific Mutual Life Insurance Company agrees to indemnify and hold harmless Fidelity for any loss related to discrepancies between the participant balances maintained by Fidelity and the Plan's balance in the Pacific Mutual Contract, as maintained by Pacific Mutual Life Insurance Company, due to errors caused by Pacific Mutual Life Insurance Company.
x
- Fidelity agrees to indemnify and hold harmless Pacific Mutual Life Insurance Company for any loss related to balance discrepancies between the participant balances maintained by Fidelity and the Plan's balance in the Pacific Mutual Contract, as maintained by Pacific Mutual Life Insurance Company due to errors caused by Fidelity.
x


FIDELITY'S WIRE TRANSFER INSTRUCTIONS:       PACIFIC MUTUAL LIFE INSURANCE
                                                  COMPANY WIRE TRANSFER
                                             INSTRUCTIONS:

Bankers Trust Of New York, NY                Chase Bank, New York
ABA Number: 021 001 033                      ABA Number: 021 000 021
Name: FPRS Depository                             FBO: Pacific Mutual Life
                                                       Insurance

Account Number: 00163002                     Account Number: 910-2-659266
Plan: Twentieth Century Industries           Ref: Twentieth Century Industries
                                             Contract: G-18169.01


The above procedure and conditions are hereby confirmed by all parties.

FIDELITY INSTITUTIONAL RETIREMENT            TWENTIETH CENTURY INDUSTRIES:
SERVICES COMPANY:

By:                                          By:
   -----------------------------------           ------------------------------
Title:                                       Title:
      --------------------------------              ---------------------------

PACIFIC MUTUAL LIFE INSURANCE COMPANY:


By:
   ---------------------------------------
Title:
      ------------------------------------

                                    SCHEDULE "J1"

                            ACTIVITY REPORTING PROCEDURES

The final net purchase or net redemption activity as described in Schedule "J" shall be provided by Fidelity to Pacific Mutual Life Insurance Company as follows:

(1) Fidelity shall fax the final net activity information to Pacific Mutual Life Insurance Company by no later than 9:00 a.m. ET each day, regardless of whether or not activity occurred.

(2) Pacific Mutual Life Insurance Company shall notify Fidelity by 11:30 a.m. ET if the fax has not yet been received.

(3) In the event that a fax machine is unavailable to either Fidelity or Pacific Mutual Life Insurance Company, Fidelity shall provide Pacific Mutual Life Insurance Company with the activity information via a telephone call and shall confirm such information via fax as soon as practicable. Fidelity shall document the activity information reported, referencing Pacific Mutual Life Insurance Company's employee name, date and time.

(4) Upon receipt of the fax, Pacific Mutual Life Insurance Company shall notify Fidelity via telephone in order to confirm receipt of the fax and the legibility of the information.

                              SCHEDULE "J2"


                         REMOTE PRICING PROCEDURES

The Price Information as described in the Schedule "J" shall be provided by Pacific Mutual Life Insurance Company to Fidelity as follows:

(1) Pacific Mutual Life Insurance Company shall input the mil rate information to the FPRS Remote Pricing Screen by no later than 7:00 p.m. ET, except for those days detailed in the pricing section of this agreement.

(2) In the event that the FPRS Remote Pricing Screen is unavailable prior to 7:00 p.m. ET, Pacific Mutual Life Insurance Company will notify Fidelity via telephone and shall then send the Price Information via fax to 606-291-6188 (primary fax machine) or 606-291-6299 (back-up fax machine) by no later than 7:00 p.m. ET.

(3) Upon receipt of the faxed Price Information, Fidelity shall notify Pacific Mutual Life Insurance Company by telephone in order to verbally confirm the Pacific Mutual Contract price and the relevant pricing date. If Pacific Mutual Life Insurance Company does not receive notification from Fidelity by 7:00 p.m. confirming the receipt of the fax, then Pacific Mutual Life Insurance Company must call Fidelity by 7:00 p.m. ET.

(4) In the event that a fax machine is unavailable to either Pacific Mutual Life Insurance Company or Fidelity prior to 7:00 p.m.ET, Pacific Mutual Life Insurance Company shall provide Fidelity with the Price Information via the telephone call, and shall confirm such information via fax as soon as practicable. Fidelity shall document the Price Information received by the telephone, referencing Pacific Mutual Life Insurance Company employee name, date and time.

(5) In the event Pacific Mutual Life Insurance Company does not provide Price Information to Fidelity in accordance with Steps 1 through 4 above, transactions involving the Pacific Mutual Contract ( which may include other Plan investment options for purposes of participant distributions and exchanges, as described in the Pricing Indemnification Section of this Agreement) shall pend unit the next nightly cycle following receipt of Price Information from Pacific Mutual Life Insurance Company. Transactions shall be processed "as of" the original trade date.